EXHIBIT 99.1
For Immediate release:
Republic Airways Holdings, Inc.
Contact: Warren R. Wilkinson
Tel. (317) 484- 6042

CHAUTAUQUA SELECTED AS A CONTINENTAL EXPRESS CARRIER

Indianapolis, Indiana, (April 18, 2006) - Republic Airways Holdings (NASDAQ: RJET), today announced that its Chautauqua Airlines subsidiary was chosen by Continental Airlines to operate up to 69 ERJ-145 regional jets in their Continental Express operation, should ExpressJet Airlines, Inc., its existing RJ provider, choose to return those aircraft to Continental.
Chautauqua will operate up to 69 of the returned aircraft as a second Continental Express carrier at each of Continental’s domestic hubs - Newark Liberty, Houston and Cleveland. Continental Airlines will continue to schedule and market all its regional jet service as it does today. Chautauqua Airlines was selected after an exhaustive six month request for proposal (RFP) process which included several regional jet service providers.
“We are very pleased to be joining the Continental team and look forward to an expanding relationship. We appreciate the confidence that Continental Airlines has placed with us by awarding Chautauqua this contract,” said Bryan Bedford, Chairman, President and CEO of Republic Airways, parent of Chautauqua Airlines.
“We are very happy to welcome Chautauqua Airlines to the Continental team. This airline has a stellar reputation for delivering high quality service at very competitive regional airline economics. We are looking forward to a long and successful partnership,” said Mark Erwin, Senior Vice President of Corporate Development for Continental.

Key commercial terms of the agreement include:
1.	Continental will purchase all capacity from any of the aircraft at predetermined rates.
2.	The agreement becomes effective when the first aircraft is placed into service and expires on December 31, 2016 but is subject to an early termination after 5 years at Continental’s sole discretion.
3.	The first aircraft is expected to be placed into service in January 2007 and the last aircraft in the Summer of 2007.
4.	Continental has the right to add aircraft to the agreement up to a total of 274 aircraft.
5.
All aircraft covered by the agreement will be subleased directly from Continental at nominal monthly rents. Also, all fuel will be purchased directly by Continental and will not be charged back to Chautauqua. Thus, Chautauqua will record nominal amounts for aircraft rents and fuel expenses.

About Republic
Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America. The company offers scheduled passenger service on approximately 850 flights daily to 81 cities in 34 states, Canada, Mexico and the Bahamas through airline services agreements with four major U.S. airlines. All of its flights are operated under its major airline partner brands, such as AmericanConnection, Delta Connection, United Express and US Airways Express. Chautauqua Airlines was named Regional Airline of the Year by Regional Airline World in 2003 and by Air Transport World in 2004. Chautauqua Airlines was also recently awarded the Flight International Aviation Excellence Award in February of 2006. The airlines currently employ approximately 3,100 aviation professionals and operates 154 regional jet aircraft including 95 Embraer 145 aircraft and 59 Embraer 170 aircraft.

About Continental
    Continental Airlines is the world's sixth-largest airline. Continental, together with Continental Express and Continental Connection, has more than 3,100 daily departures throughout the Americas, Europe and Asia, serving 151 domestic and 133 international destinations -- more than any other carrier in the world. More than 400 additional points are served via SkyTeam alliance airlines. With over 42,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with Continental Express, carries approximately 61 million passengers per year. Continental consistently earns awards and critical acclaim for both its operation and its corporate culture.
For the third consecutive year, FORTUNE magazine named Continental the No. 1 Most Admired Global Airline on its 2006 list of Most Admired Global Companies. Continental was also named the No. 1 airline on the publication's 2006 America's Most Admired airline industry list. In 2005, Continental again won major awards at the OAG Airline of the Year Awards including "Airline of the Year" and "Best Airline Based in North America" for the second consecutive year, and "Best Executive/Business Class" for the third consecutive year. For more company information, visit continental.com.